EXHIBIT 10.1

                                LOAN AGREEMENT

                         Dated as of August 15, 2006

                                   between

                          BEST CIRCUIT BOARDS, INC.,
                  INTEGRATED PERFORMANCE SYSTEMS, INC., and
                           GLOBAL INNOVATION CORP.

                                     and

                               AMEGY BANK N.A.

                              TABLE OF CONTENTS

 ARTICLE I       Definitions                                        1

  Section 1.1    Definitions                                        1
  Section 1.2    Accounting Matters                                10
  Section 1.3    Other Definitional Provisions                     10

 ARTICLE II      Amounts and Terms of Credit                       10

  Section 2.1    Revolving Credit Commitment                       10
  Section 2.2    The Equipment Commitment                          11
  Section 2.3    Term Loan Commitment                              12
  Section 2.4    General Provisions Regarding Interest; Etc.       12
  Section 2.5    Use of Proceeds                                   12
  Section 2.6    Letters of Credit                                 12

 ARTICLE III     Payments                                          13

  Section 3.1    Method of Payment                                 13
  Section 3.2    Prepayments                                       13
  Section 3.3    Additional Costs in Respect of Letters of Credit  13

 ARTICLE IV      Security                                          14

  Section 4.1    Collateral                                        14
  Section 4.2    Setoff                                            14

 ARTICLE V  Conditions Precedent                                   14

  Section 5.1    Initial Extension of Credit                       14
  Section 5.2    All Extensions of Credit                          15

 ARTICLE VI      Representations and Warranties                    16

  Section 6.1    Corporate Existence                               16
  Section 6.2    Financial Statements; Etc                         16
  Section 6.3    Action; No Breach                                 16
  Section 6.4    Operation of Business                             16
  Section 6.5    Litigation and Judgments                          16
  Section 6.6    Rights in Properties; Liens                       17
  Section 6.7    Enforceability                                    17
  Section 6.8    Approvals                                         17
  Section 6.9    Debt                                              17
  Section 6.10   Taxes                                             17
  Section 6.11   Use of Proceeds; Margin Securities                17
  Section 6.12   ERISA                                             17
  Section 6.13   Disclosure                                        17
  Section 6.14   Subsidiaries, Ventures, Etc                       18
  Section 6.15   Agreements                                        18
  Section 6.16   Compliance with Laws                              18
  Section 6.17   Inventory                                         18
  Section 6.18   Investment Company Act                            18
  Section 6.19   Public Utility Holding Company Act                18
  Section 6.20   Environmental Matters.                            18
  Section 6.21   Intellectual Property                             19
  Section 6.22   Depository Relationship                           19

 ARTICLE VII     Affirmative Covenants                             19

  Section 7.1    Reporting Requirements                            19
  Section 7.2    Maintenance of Existence; Conduct of Business     21
  Section 7.3    Maintenance of Properties                         21
  Section 7.4    Taxes and Claims                                  21
  Section 7.5    Insurance                                         22
  Section 7.6    Inspection Rights                                 22
  Section 7.7    Keeping Books and Records                         22
  Section 7.8    Compliance with Laws                              22
  Section 7.9    Compliance with Agreements                        22
  Section 7.10   Further Assurances                                22
  Section 7.11   ERISA                                             22

 ARTICLE VIII    Negative Covenants                                22

  Section 8.1    Debt                                              22
  Section 8.2    Limitation on Liens                               23
  Section 8.3    Mergers, Etc                                      23
  Section 8.4    Restricted Payments                               23
  Section 8.5    Loans and Investments                             23
  Section 8.6    Intentionally Deleted                             23
  Section 8.7    Transactions With Affiliates                      23
  Section 8.8    Disposition of Assets                             24
  Section 8.9    Sale and Leaseback                                24
  Section 8.10   Prepayment of Debt                                24
  Section 8.11   Nature of Business                                24
  Section 8.12   Environmental Protection                          24
  Section 8.13   Accounting                                        24
  Section 8.14   No Negative Pledge                                24

 ARTICLE IX      Financial Covenants                               24

  Section 9.1    Tangible Net Worth                                24
  Section 9.2    Fixed Charge Coverage Ratio                       24
  Section 9.3    Cash Flow Coverage Ratio                          24

 ARTICLE X       Default                                           24

  Section 10.1   Events of Default                                 24
  Section 10.2   Remedies Upon Default                             26
  Section 10.3   Performance by the Lender                         27
  Section 10.4   Cash Collateral                                   27

 ARTICLE XI      Miscellaneous                                     27

  Section 11.1   Expenses                                          27
  Section 11.2   INDEMNIFICATION                                   27
  Section 11.3   Limitation of Liability                           28
  Section 11.4   No Duty                                           28
  Section 11.5   Lender Not Fiduciary                              28
  Section 11.6   Equitable Relief                                  28
  Section 11.7   No Waiver; Cumulative Remedies                    28
  Section 11.8   Successors and Assigns                            29
  Section 11.9   Survival                                          29
  Section 11.10  ENTIRE AGREEMENT; AMENDMENT                       29
  Section 11.11  Notices                                           29
  Section 11.12  Governing Law; Venue; Service of Process          29
  Section 11.13  Counterparts                                      30
  Section 11.14  Severability                                      30
  Section 11.15  Headings                                          30
  Section 11.16  Participations; Etc                               30
  Section 11.17  Construction                                      30
  Section 11.18  Independence of Covenants                         30
  Section 11.19  WAIVER OF JURY TRIAL                              30
  Section 11.20  Additional Interest Provision                     30
  Section 11.21  Ceiling Election                                  31

                                LOAN AGREEMENT
                                --------------

      THIS LOAN AGREEMENT (the "Agreement"), dated as of August 15, 2006, is among BEST CIRCUIT BOARDS, INC., a Texas corporation ("Best"), INTEGRATED PERFORMANCE SYSTEMS, INC., a New York corporation ("Integrated"), and GLOBAL INNOVATION CORP., a Delaware corporation ("Global"; and together with Best and Integrated, the "Borrowers"), and AMEGY BANK N.A., a national banking association (the "Lender").

                                 R E C I T A L S:
                                 - - - - - - - -

      The Borrowers have requested that the Lender extend credit to the Borrowers as described in this Agreement. The Lender is willing to make such credit available to the Borrowers upon and subject to the provisions, terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I

                                 Definitions

 Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

       "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries or Affiliates.

      "Agreement" has the meaning set forth in the Introductory Paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

      "Borrowing Base" means,  at any  time, an amount  equal to  the sum  of
 (a) eighty percent (80%) of the value of Eligible Accounts, plus (b) the lesser of the value of (i) fifty percent (50%) of the value of Eligible Inventory or (ii) $1,000,000.00.

      "Borrowing Base Report" means, as of any date of preparation, a certificate setting forth the Borrowing Base (substantially the form of Exhibit A attached hereto) prepared by and certified by the chief financial officer of the Parent.

      "Business Day" has the meaning assigned to it in the Notes.

      "Capital Expenditure" shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or
 (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

      "Capitalized Lease Obligation" shall mean the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

      "Cash Flow Coverage Ratio" means, in respect of a Person and for any period of determination, the ratio of (a) Senior Funded Debt as of the date of determination to (b) EBITDAR calculated on a trailing twelve (12) month period from the date of determination.

      "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

      "Collateral" has the meaning for such term set forth in Section 4.1 of this Agreement.

      "Commitments" means the Revolving Credit Commitment, the Equipment Commitment and the Term Loan Commitment.

      "Commitment Fee" means $13,750.00.

      "Compliance Certificate" means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by the chief financial officer of the Parent.

      "Constituent Documents" means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

      "Current Maturities of Long-Term Indebtedness" shall mean, in respect of a Person and as of any applicable date of determination thereof, that portion of Long-Term Indebtedness that should be classified as current in accordance with GAAP.

      "Debt" means  as  to any  Person  at any  time  (without  duplication):
 (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person,
 (e) all Debt  or other  obligations of  others  Guaranteed by  such  Person,
 (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person,
 (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation under any so-called "synthetic leases", (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (l) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

      "Deed of Trust" means the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by Best in favor of Lender creating a first and prior Lien in the Real Estate and all Improvements thereon.

      "Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

      "Default Interest Rate" has the meaning assigned to it in the Notes.

      "Dollars" and "$" mean lawful money of the United States of America.

      "EBITDAR" means, for any period, Net Income for such period, plus the following to the extent reflected as an expense in the determination of Net
 Income: (a) Interest Expense, (b) Tax Expense, (c) Rental Expense associated with the Real Estate, and (d) depreciation and amortization of tangible and intangible assets of Borrower, determined in accordance with GAAP.

      "Eligible Accounts" means, at any time, all accounts receivable of Best created in the ordinary course of business that are acceptable to the Lender and satisfy the following conditions:

           (a) The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

           (b) The account has not been outstanding for more than ninety (90) days past the original date of invoice;

           (c) The account does not represent a commission and the account was created in connection with (i) the sale of goods by Best in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by Best in the ordinary course of business and such services have been completed and accepted by the account debtor;

           (d) The   account  arises   from  an   enforceable  contract,  the
           performance of which has been completed by Best;

           (e) The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

           (f) Best has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of the Lender;

           (g) The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to the Lender in and to such account;

           (h) The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

           (i) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

           (j) The   account  is  not  evidenced   by  chattel  paper  or  an
           instrument;

           (k) No default exists under the account by any party thereto;

           (l) The account debtor has not returned or refused to retain, or otherwise notified Best of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

           (m) The account is not owed by an Affiliate, employee, officer, director or shareholder of either Borrower;

           (n) The account is payable in Dollars by the account debtor;

           (o) The account is not owed by an account debtor whose accounts the Lender in its sole discretion has chosen to exclude from Eligible Accounts;

           (p) The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America and Canada;

           (q) The account shall be ineligible if more than twenty percent 20% of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to Best are more than ninety (90) days past the dates of their original invoices;

           (r) The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with;

           (s) The account shall be ineligible to the extent the aggregate of all accounts owed by the account debtor and its Affiliates to which the account relates exceeds twenty percent 20% of all accounts owed by all of Best's account debtors; and

           (t) The Account is otherwise acceptable in the sole discretion of the Lender; provided that the Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith credit judgment.

 The amount of the Eligible Accounts owed by an account debtor to Best shall be reduced by the amount of all "contra accounts" and other obligations owed by Best to such account debtor.

      "Eligible Inventory" means, at any time, all inventory of raw materials and finished goods then owned by (and in the possession or under the control
 of) Best and held for sale or disposition in the ordinary course of Best's business, in which the Lender has a perfected, first priority security interest, valued at the lower of actual cost or fair market value. Eligible Inventory shall not include (a) inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding, (b) inventory with respect to which a claim exists disputing Best's title to or right to possession of such inventory, (c) inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale,
 (d) inventory that is damaged, obsolete  or otherwise not readily  saleable,
 (e) inventory covered by negotiable warehouse or other document of title (unless the same is in the possession of the Lender); (f) inventory held for rental or lease, (g) inventory that the Lender, in its sole discretion, has determined to be unmarketable, (h) inventory subject to third-party intellectual property agreements and (i) inventory that requires consent of a third-party for manufacture or sale.

      "Environmental Laws" means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. S 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. S 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. S 651 et seq., the Clean Air Act, 42 U.S.C. S 7401 et seq., the Clean Water Act, 33 U.S.C. S 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. S 2601 et seq., as the same may be amended or supplemented from time to time.

      "Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

      "Equipment" means all present and future equipment of Borrowers, as the term "equipment" is defined in the UCC.

      "Equipment Commitment" means the obligation of Lender to make the Equipment Loan to Borrowers pursuant to Section 2.2 hereof in the principal amount of $2,000,000.00.

      "Equipment Loan"  means the  loan made  by  Lender to  Borrowers  under
 Section 2.2(a).

      "Equipment Note" means the promissory note of Borrowers payable to the order of Lender described in Section 2.2(b) and being in form and substance satisfactory to Lender, together with any and all renewals, extensions and/or rearrangements thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

      "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

      "Event of Default" has the meaning specified in Section 10.1.

      "Fixed Charge Coverage Ratio" means, in respect of a Person and for any period of determination, the ratio, computed on a trailing twelve (12) month period, of (a) EBITDAR less cash taxes and non-financed Capital Expenditures to (b) Current Maturities of Long-Term Indebtedness plus Interest Expense (excluding capitalized interest) plus Capitalized Lease Obligations and Subordinated Debt.

      "Funded Debt" means Debt described in clauses (a), (b), (d), (g),  (i),
 (j) and (k) of the definition of "Debt."

      "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

      "Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

      "Guarantee"  by  any  Person   means  any  obligation,  contingent   or
 otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

      "Interest Expense" means, for any period, the interest expense [(net of interest income)] for such period of Borrower determined in conformity with GAAP.

      "Letter of Credit" means any letter of credit issued by the Lender for the account of or at the direction of the Borrowers pursuant to Article II of this Agreement.

      "Letter of Credit Liabilities" means, at any time, the aggregate face amounts of all outstanding Letters of Credit, plus any amounts drawn under any Letters of Credit for which the Lender has not been fully reimbursed by the Borrowers (unless the Lender, in its sole discretion, has cleared the drawn amount by means of Revolving Credit Loan, in which case the drawn amount would not constitute a Letter of Credit Liability).

      "Letter of Credit Request Form or Application" means a certificate or agreement, in a form acceptable to the Lender, properly completed and signed by the Borrowers requesting issuance of a Letter of Credit and containing provisions for fees for the issuance of Letters of Credit, repayment of drawn letters of credit, the interest rate applicable to drawn and unpaid Letters of Credit, and such other matters as the Lender may require.

      "Liabilities" means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a balance sheet of a Person.

      "Lien" means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

      "Loan Documents" means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

      "Loans" means the Revolving Credit Loans, the Equipment Loan and the Term Loan.

      "Long-Term Indebtedness" shall mean, in respect of a Person and as of any applicable date of determination thereof, all Debt (other than the aggregate outstanding principal balance of all Revolving Credit Note due within one year) which should be classified as "funded indebtedness" or "long-term indebtedness" on a balance sheet of such Person as of such date in accordance with GAAP and Long-Term Indebtedness includes Capital Lease Obligations.

      "Maximum Lawful Rate" means, at any time, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to the Borrowers at the time of such change in the Maximum Lawful Rate.

      "Multiemployer Plan"  means a  multiemployer plan  defined as  such  in
 Section 3(37) of ERISA to which contributions have been made by the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA.

      "Net Income" means, for any period, the net income or net loss for such period of Borrowers determined in conformity with GAAP.

      "Notes" means the  Revolving Credit Note,  the Equipment  Note and  the
 Term  Note,  together   with  any  and   all  renewals,  extensions   and/or
 rearrangements thereof.

      "Obligations" means all obligations, indebtedness, and liabilities of the Borrowers to the Lender or Affiliates of the Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any Swap Contract, the other Loan Documents (including, without limitation, all Letter of Credit Liabilities), any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

      "Person" means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person's heirs, administrators, personal representatives, executors, successors and assigns.

      "Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

      "Prime Rate" has the meaning assigned to it in the Notes.

      "Principal Office" means the principal office of the Lender, presently located at 1807 Ross Avenue, Suite 400, Dallas, Texas 75201.

      "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

      "Property" of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

      "Real Estate" means the real property more specifically described on Exhibit C attached hereto.

      "Regulatory Change" means, with respect to Lender, any change after the date hereof in Federal, state or foreign law or regulations (including
 Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

      "Related Indebtedness" has the meaning set forth in Section 11.20 of this Agreement.

      "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

      "Remedial Action" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

      "Rental Expense" means, for any period, the aggregate amount of fixed and contingent rental payable by Borrowers determined in accordance with GAAP for said period with respect to leases of real and personal property determined without duplication of any items included in Interest Expense for such period.

      "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

      "Revolving Credit Commitment" means the obligation of Lender to make the Revolving Credit Loans to, and/or issue the Letters of Credit for the account of, Borrowers, pursuant to Section 2.1 up to an aggregate principal amount at any one time outstanding of $3,000,000.00.

      "Revolving Credit Loan" means a loan made by Lender to Borrowers pursuant to Section 2.1.

      "Revolving Credit Note" means the promissory note of Borrowers dated as of the date of this Agreement in the stated principal amount of $3,000,000.00 payable to the order of Lender and being in form and substance acceptable to Lender and any and all renewals, extensions and/or rearrangements thereof.

      "Revolving Loan Request Form" means a certificate in form approved by Lender, properly completed and signed by Borrowers requesting a Revolving Credit Loan.

      "Security Agreement" means the Pledge and Security Agreement of the Borrowers in favor of the Lender, in form and substance satisfactory to the Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.

      "Security Documents" means the Deed of Trust, the Security Agreement, and any other collateral security agreement required by or delivered to the Lender from time to time to secure the Obligations or any portion thereof.

      "Senior Funded Debt" means Funded Debt minus Subordinated Debt.

      "Subordinated Debt" means the loan or loans up to an aggregate principal amount of $4,200,000.00 made by Brad Jacoby to Best and Integrated pursuant to the Subordinated Debt Documents.

      "Subordinated Debt Documents" means all documents and agreements executed by Best and Integrated and Brad Jacoby in connection with or as security for the Subordinated Debt.

      "Subsidiary" means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries; and (b) any other entity
 (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of the Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

      "Swap Contract" means any agreement (including related confirmations and schedules) between the Borrower and the Lender or any Affiliate of the Lender now existing or hereafter entered into which is, or relates to, a rate swap, basis swap, forward rate transaction, cap transaction, floor transaction, collar transaction or any other similar transactions (including any option with respect to any of these transactions) or any combination thereof.

      "Tangible Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a balance sheet of a Person; provided, however, there shall be excluded therefrom: (a) any amount at which the equity of such Person appears as an asset on such Person's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) deferred expenses, (e) loans and advances to any stockholder, director, officer, or employee of the Person or any Affiliate of Person, Borrower, and (f) all other assets which are properly classified as intangible assets.

      "Tax Expense" means, for any period, charges for taxes accrued during such period by Borrowers determined in conformity with GAAP.

      "Term Loan Commitment" means the obligation of Lender to make the Term Loan pursuant to Section 2.3 in the principal amount of $5,500,000.00.

      "Term Loan" means  the loan  made by  Lender to  Borrowers pursuant  to
 Section 2.3.

      "Term Note" means the promissory note of the Borrowers dated as of the date of this Agreement in the stated principal amount of $5,500,000.00 payable to the order of Lender and being in form and substance acceptable to Lender, and any and all renewals, extensions and/or rearrangements thereof.

      "Termination Date" means 11:00 A.M. Dallas, Texas time on August 15, 2007, or such earlier date on which the Commitment terminates as provided in this Agreement with respect to the Deed of Trust.

      "Title Company" means Stewart Title Company.

      "Title Policy" means a mortgage title insurance policy issued by the Title Company in connection with the Deed of Trust.

      "UCC" means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

 Section 1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless the Borrower and the Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

 Section 1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

                                 ARTICLE II

                         Amounts and Terms of Credit

 Section 2.1  Revolving Credit Commitment.

           (a) Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more Revolving Credit Loans to the Borrowers from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Revolving Credit Commitment, provided that the aggregate amount of all Revolving Credit Loans at any one time outstanding shall not exceed the lesser of (i) the amount of the Revolving Credit Commitment minus all outstanding Letter of Credit Liabilities or (ii) the Borrowing Base minus all outstanding Letter of Credit Liabilities. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrowers may borrow, repay, and reborrow hereunder.

           (b) The Revolving Credit Note. The obligation of the Borrowers to repay the Revolving Credit Loans and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrowers, payable to the order of the Lender, in the principal amount of the Revolving Credit Commitment as originally in effect, and dated the date hereof.

           (c) Repayment of Revolving Credit Loans. The Borrowers shall repay the unpaid principal amount of all Revolving Credit Loans on the Termination Date, unless sooner due by reason of acceleration by the Lender as provided in this Agreement.

           (d) Interest. The unpaid principal amount of the Revolving Credit Loans shall, subject to the following sentence, bear interest as provided in the Revolving Credit Note. If at any time the rate of interest specified in the Revolving Credit Note would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Loans below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Revolving Credit Loans equals the aggregate amount of interest which would have accrued on the Revolving Credit Loans if the interest rate had not been limited by the Maximum Lawful Rate. Accrued and unpaid interest on the Revolving Credit Loans shall be payable as provided in the Revolving Credit Note and on the Termination Date.

           (e) Borrowing Procedure. The Borrowers shall give the Lender notice of each Revolving Credit Loans by means of an Revolving Loan Request Form containing the information required herein and delivered (by hand or by mechanically confirmed facsimile) to the Lender no later than [1:00 p.m.] (Texas time) on the day on which the Revolving Credit Loan is desired to be funded. The Lender at its option may accept telephonic requests for such Revolving Credit Loans, provided that such acceptance shall not constitute a waiver of the Lender's right to require delivery of a Revolving Loan Request Form in connection with subsequent Revolving Credit Loans. Any telephonic request for a Revolving Credit Loans by the Borrowers shall be promptly confirmed by submission of a properly completed a Revolving Loan Request Form to the Lender, but failure to deliver an Revolving Loan Request Form shall not be a defense to payment of the Revolving Credit Loan. The Lender shall have no liability to the Borrowers for any loss or damage suffered by the Borrowers as a result of the Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Lender by the Borrowers and the Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Credit Loan shall be made available to the Borrowers by depositing the same, in immediately available funds, in an account designated by the Borrowers maintained with the Lender at the Principal Office.

 Section 2.2  The Equipment Commitment.

           (a) Equipment Loan. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Lender agrees to make, on the date of this Agreement, the Equipment Loan to Borrowers in the principal amount of the Equipment Commitment.

           (b) Equipment Note. To evidence the Equipment Loan, Borrowers will issue, execute and deliver the Equipment Note dated as of the date of this Agreement in the principal amount of the Equipment Commitment.

           (c) Repayment  of Equipment Loan.   The Borrowers  shall repay the
           unpaid principal amount of the Equipment Loan together with accrued interest thereon as provided in the Equipment Note.

           (d) Interest. The unpaid principal amount of the Equipment Loan shall, subject to the following sentence, bear interest as provided in the Equipment Note. If at any time the rate of interest specified in the Equipment Note would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Equipment Loan below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Equipment Loan equals the aggregate amount of interest which would have accrued on the Equipment Loan if the interest rate had not been limited by the Maximum Lawful Rate. Accrued and unpaid interest on the Equipment Loan shall be payable as provided in the Equipment Note.

 Section 2.3  Term Loan Commitment.

           (a) Term Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make, on or about the date of this Agreement the Term Loan to Borrowers in the principal amount of the Term Loan Commitment.

           (b) The Term Note. The obligation of the Borrowers to repay the Term Loan and interest thereon shall be evidenced by the Term Note executed by the Borrowers, payable to the order of the Lender, in the principal amount of the Term Loan Commitment.

           (c) Repayment  of  Principal  and  Interest.    Subject  to  prior
           acceleration as provided in this Agreement, the unpaid principal balance of the Term Note shall be repaid as provided therein.

           (d) Interest. The unpaid principal amount of the Term Note shall, subject to the following sentence, bear interest as provided in the Term Note. If at any time the rate of interest specified in the Term Note shall exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Term Loan below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Term Loan equals the aggregate amount of interest which would have accrued on the Term Loan if the interest rate had not been limited by the Maximum Lawful Rate. Accrued and unpaid interest on the Term Loan shall be payable as provided in the Term Note.

 Section 2.4  General Provisions Regarding Interest; Etc.

           (a) Any outstanding principal of any Loan and (to the fullest extent permitted by law) any other amount payable by the Borrowers under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate until such time as the Lender shall waive in writing the application of the Default Interest Rate to such Event of Default situation. Interest payable at the Default Interest Rate shall be payable from time to time on demand.

           (b) Computation of Interest. Interest on the Loans and all other amounts payable by the Borrowers hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

 Section 2.5 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrowers for working capital in the ordinary course of business. The proceeds of the Equipment Loan shall be used by Borrowers to acquire Equipment used in the Borrowers' business. The proceeds of the Term Loan will be used to acquire the Real Estate.

 Section 2.6 Letters of Credit. Subject to the terms and conditions of this Agreement, the Lender agrees to issue one or more Letters of Credit for the account of Best from time to time from the date hereof to and including the Termination Date; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the lesser of (a) Two Million and No/100 Dollars ($2,000,000.00), (b) an amount equal to the amount of the Revolving Credit Commitment minus the outstanding Revolving Credit Loans, or
 (c) the Borrowing Base minus the outstanding Revolving Credit Loans. Each Letter of Credit shall have an expiration date not to exceed one hundred eighty (180) days, shall not have an expiration date beyond the Termination Date, shall be payable in Dollars, shall have a minimum face amount of Twenty-Five Thousand Dollars ($25,000.00), must support a transaction that is entered into in the ordinary course of the Borrowers' business, must be satisfactory in form and substance to the Lender, will be subject to the payment of such Letter of Credit fees as the Lender may require, and shall be issued pursuant to such documents and instruments executed by the Borrowers (including, without limitation, a Letter of Credit Application as then in effect) as the Lender may require.

      Each payment by the Lender pursuant to a drawing under a Letter of Credit is due and payable ON DEMAND, and at the sole option of the Lender, can be charged by the Lender as (and will be deemed to be) a Revolving Credit Loan by the Lender to the Borrowers under the Revolving Credit Note and this Agreement as of the day and time such payment is made by the Lender and in the amount of such payment.

                                 ARTICLE III

                                   Payments

 Section 3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrowers under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.

 Section 3.2  Prepayments.

           (a) Voluntary Prepayments. The Borrowers may prepay all or any portion of the Notes to the extent and in the manner provided for therein. Prepayments shall be in a minimum of $100,000.00.

           (b) Mandatory Prepayment. The Borrower must pay on DEMAND the amount by which at any time the unpaid principal balance of the Revolving Credit Note, plus the aggregate Letter of Credit Liabilities, exceed the Borrowing Base.

 Section 3.3 Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or the Lender's commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or its commitment to issue
 Letters of Credit hereunder or reduce any amount receivable by the Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Lender, the Borrowers agree to pay the Lender, from time to time as specified by the Lender, such additional amounts as shall be sufficient to compensate the Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by the Lender, submitted by the Lender to the Borrowers, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

                                 ARTICLE IV

                                   Security

 Section 4.1 Collateral. To secure full and complete payment and performance of the Obligations, the Borrowers shall execute and deliver or cause to be executed and delivered all of the Security Documents required by the Lender covering the Property and collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Agreement, and any other property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"). The Borrowers shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

 Section 4.2 Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrowers, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrowers whether or not the Obligations are then due. As further security for the Obligations, the Borrowers hereby grant to the Lender a security interest in all money, instruments, and other property of the Borrowers now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender's right of setoff and as further security for the Obligations, the Borrowers hereby grant to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrowers now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrowers. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

                                  ARTICLE V

                             Conditions Precedent

 Section 5.1 Initial Extension of Credit. The obligation of the Lender to make the initial Revolving Credit Loan or issue the initial Letter of Credit, to make the initial Equipment Loan, and to make the Term Loan is subject to the condition precedent that the Lender shall have received on or before the day of such Loan or Letter of Credit all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:

           (a) Resolutions. Resolutions of the Board of Directors (or other governing body) of each Borrower certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Borrower which authorize the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which such Borrower is or is to be a party;

           (b) Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which each Borrower is or is to be a party (including the certificates contemplated herein) on behalf of the Borrower together with specimen signatures of such Persons;

           (c) Constituent  Documents.    The Constituent  Documents  for the
           Borrowers as of a date acceptable to the Lender;

           (d) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of the Borrowers as to the existence and good standing of the Borrowers, each dated within ten (10) days prior to the date of the initial Loan or Letter of Credit;

           (e) Notes. The Revolving Credit Note, the Equipment Note, and the Term Note executed by the Borrowers;

           (f) Security Documents. The Security Documents executed by the Borrowers;

           (g) Financing  Statements.    Uniform  Commercial  Code  financing
           statements and covering such Collateral as the Lender may request;

           (h) Landlord   Waivers.    Landlord   waivers  executed  by  Jacco
           Investments.

           (i) Insurance   Matters.     Copies   of   insurance  certificates
           describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of the Lender with respect to all insurance policies covering Collateral;

           (j) UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against each Borrower in the office of the Secretaries of State of Delaware, New York and Texas, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance or the Letter of Credit;

           (k) Opinion  of Counsel.   A  favorable opinion of Kane,  Russell,
           Coleman & Logan, P.A., legal counsel to the Borrowers, as to such other matters as the Lender may reasonably request; and

           (l) Attorneys' Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in
           Section 11.1, to the extent incurred, shall have been paid in full by the Borrower.

           (m) Additional Items.   The additional items set forth on Schedule
           5.1(m).

 Section 5.2 All Extensions of Credit. The obligation of the Lender to make each Loan or issue each Letter of Credit (including the initial Loan and the initial Letter of Credit) is subject to the following additional conditions precedent:

           (a) Request for Loan or Letter of Credit. The Lender shall have received in accordance with this Agreement, as the case may be, a Revolving Loan Request Form, or Letter of Credit Request Form, pursuant to the Lender's requirements dated the date of such Revolving Loan or Letter of Credit and executed by an authorized officer of the Borrowers;

           (b) No  Default, Etc.   No Default  or material  adverse change or
           effect shall have occurred and be continuing, or would result from or after giving effect to such Loan or Letter of Credit;

           (c) Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date;

           (d) Additional Documentation. The Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

                                 ARTICLE VI

                        Representations and Warranties

      To induce the Lender to enter into this Agreement, each Borrower represents and warrants to the Lender that:

 Section 6.1 Corporate Existence. Each Borrower (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. Each Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

 Section 6.2 Financial Statements; Etc. The Borrowers have delivered to the Lender audited consolidated financial statements of Best and Integrated as at and for the fiscal year ended July 31, 2005, and unaudited financial statements of Best and Integrated for the third fiscal quarter of Borrower ending April 30, 2006. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, the financial condition of Best and Integrated as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Best nor Integrated has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of either Best nor Integrated since the effective date of the most recent financial statements referred to in this Section. All projections delivered by the Borrowers to the Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Lender and all such assumptions are disclosed in the projections.

 Section 6.3 Action; No Breach. The execution, delivery, and performance by the Borrowers of this Agreement and the other Loan Documents to which the Borrowers are or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrowers and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of the Borrowers, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrowers are a party or by which either of them or any of their Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrowers.

 Section 6.4 Operation of Business. The Borrowers possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrowers are not in violation of any valid rights of others with respect to any of the foregoing.

 Section 6.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrowers, threatened against or affecting the Borrowers, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of either Borrower or the ability of either Borrowers to pay and perform the Obligations. There are no outstanding judgments against the Borrowers.

 Section 6.6 Rights in Properties; Liens. The Borrowers have good and indefeasible title to or valid leasehold interests in their respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of the Borrowers is subject to any Lien, except as permitted by Section 8.2.

 Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrowers are parties, when delivered, shall constitute legal, valid, and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

 Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrowers of this Agreement and the other Loan Documents to which the Borrowers are or may become a party or the validity or enforceability thereof.

 Section 6.9  Debt.   The  Borrowers  have  no  Debt, other than  (a) Debt to
 Lender, and (b) Subordinated Debt.

 Section 6.10 Taxes. The Borrowers have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrowers know of no pending investigation of the Borrowers by any taxing authority or of any pending but unassessed tax liability of the Borrowers.

 Section 6.11 Use of Proceeds; Margin Securities. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

 Section 6.12 ERISA. The Borrowers are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrowers nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrowers and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

 Section 6.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrowers in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrowers which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of either Borrower that has not been disclosed in writing to the Lender.

 Section 6.14  Subsidiaries,   Ventures,   Etc.    The   Borrowers   have  no
 Subsidiaries, Affiliates or joint ventures or partnerships.

 Section 6.15 Agreements. No Borrower is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of any Borrower, or the ability of any Borrower to pay and perform its obligations under the Loan Documents to which it is a party. No Borrower is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

 Section 6.16 Compliance with Laws. No Borrower is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

 Section 6.17 Inventory. All inventory of the Borrowers has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. SS 201-219), and the regulations promulgated thereunder.

 Section 6.18 Investment Company Act. No Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

 Section 6.19 Public Utility Holding Company Act. No Borrower is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

 Section 6.20  Environmental Matters.

           (a) Each Borrower and all of its properties, assets, and operations are in full compliance with all Environmental Laws. No Borrower is aware of, nor has any Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrowers with all Environmental Laws;

           (b) Each Borrower has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Borrowers is in compliance with all of the terms and conditions of such permits;

           (c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrowers. The use which the Borrowers make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;

           (d) No Borrower nor any of its currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any
           Environmental Liabilities  arising from  a Release  or  threatened
           Release;

           (e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrowers that could reasonably be expected to give rise to any Environmental Liabilities;

           (f) No Borrower is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. S 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrowers are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

           (g) No Borrower has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

           (h) No Lien arising under any Environmental Law has attached to any property or revenues of the Borrowers.

 Section 6.21 Intellectual Property. All material Intellectual Property owned or used by the Borrowers, is listed, together with application or registration numbers, where applicable, in Schedule 6.21 attached hereto. Each Person identified Schedule 6.21 owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a material adverse effect. Each Person identified on Schedule 6.21 will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Person identified on Schedule
 6.21 will promptly patent or register, as the case may be, all new Intellectual Property and notify the Lender in writing five (5) Business Days prior to filing any such new patent or registration.

 Section 6.22 Depository Relationship. To induce the Lender to establish the interest rates provided for in the Notes, the Borrowers will use the Lender as its principal depository bank and the Borrowers covenant and agree to maintain the Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

                                 ARTICLE VII

                            Affirmative Covenants

      Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, each Borrower will perform and observe the following positive covenants, unless the Lender shall otherwise consent in writing:

 Section 7.1  Reporting Requirements.  Borrowers will furnish to the Lender:

           (a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers, beginning with the fiscal year ending July 31, 2006, (i) a copy of the annual audit report of the Borrowers for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope; and
           (ii) a certificate of such independent certified public accountants to the Lender confirming the calculations set forth in the officer's certificate delivered simultaneously therewith;

           (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrowers, a copy of an unaudited financial report of the Borrowers as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Parent to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrowers, on a consolidated basis, at the date and for the periods indicated therein;

           (c) Borrowing Base Report. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, a Borrowing Base Report, in a form acceptable to the Lender, certified by the chief financial officer of the Parent;

           (d) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections 8.1(a) and 8.1(b), a certificate of the chief financial officer of Integrated (i) stating that to the best of such officer's knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article IX;

           (e) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrowers by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrowers;

           (f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrowers which, if determined adversely to any Borrower, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of any Borrower;

           (g) Notice of Default. As soon as possible and in any event within three (3) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;

           (h) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrowers file with or receive from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after the Borrowers know or have reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrowers have instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Parent setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrowers propose to take with respect thereto;

           (i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

           (j) Notice of Material Adverse Change. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of any Borrower;

           (k) Accounts Receivable and Accounts Payable Aging. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, an account receivable aging, classifying each Borrower's domestic and export accounts receivable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice, and in such form and detail as the Lender shall require, and account payable aging by categories of 0-30, 31-60 and over 60, from date of invoice, also in such detail as the Lender shall reasonably require, and in each case certified by the chief financial officer of Integrated;

           (l) Inventory Report. As soon as available, and in any event within thirty (30) days after the end of each calendar month, an inventory report, in such form and detail as the Lender shall reasonably require, certified by the chief financial officer of Integrated;

           (m) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrowers to their stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by any Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency;

           (n) Equipment Listing - upon request by Lender, a listing of all Equipment (specifying the location(s) thereof), such report to be in reasonable detail and prepared on a basis and in a format acceptable to Lender and certified as complete and correct by the chief financial officer of Integrated; and

           (o) General   Information.    Promptly,   such  other  information
           concerning the Borrowers as the Lender may from time to time reasonably request.

 Section 7.2 Maintenance of Existence; Conduct of Business. Each Borrower will preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Each Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices. Without limitation, no Borrower will make any material change in its credit collection policies if such change would materially impair the collectibility of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

 Section 7.3 Maintenance of Properties. Each Borrower will maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

 Section 7.4 Taxes and Claims. Each Borrower will pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that no Borrower shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

 Section 7.5 Insurance. Each Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrowers operate, provided that in any event each Borrowers will maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Lender. Each insurance policy covering Collateral shall name the Lender as loss payee and shall provide that such policy will not be cancelled or reduced without thirty
 (30) days prior written notice to the Lender.

 Section 7.6 Inspection Rights. At any reasonable time and from time to time, each Borrower will permit representatives of the Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

 Section 7.7 Keeping Books and Records. Each Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

 Section 7.8 Compliance with Laws. Each Borrower will comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

 Section 7.9 Compliance with Agreements. Each Borrower will comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

 Section 7.10 Further Assurances. Each Borrower will execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

 Section 7.11 ERISA. Each Borrower will comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

                                ARTICLE VIII

                              Negative Covenants

      Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, each Borrower will perform and observe the following negative covenants, unless the Lender shall otherwise consent in writing:

 Section 8.1  Debt.   No  Borrower will  incur, create, assume,  or permit to
 exist any Debt, except:

           (a) Debt to the Lender;

           (b) Debt existing on the date of this Agreement which is disclosed in the financial statements delivered to Lender prior to the date of this Agreement;

           (c) Subordinated Debt; and

           (d) Debt not to exceed $250,000.00 annually during the term of this Agreement.

 Section 8.2  Limitation on Liens.   No Borrower  will incur, create, assume,
 or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

           (a) Liens in favor of the Lender;

           (b) Encumbrances    consisting   of    minor   easements,    zoning
           restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Borrower to use such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use;

           (c) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

           (d) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business; and

           (e) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business.

 Section 8.3 Mergers, Etc. No Borrower will become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate; provided, however, Integrated may merge into Global with Global being the surviving entity provided no Default exists and such merger upon completion will not result in the occurrence of any Default.

 Section 8.4  Restricted  Payments.   No  Borrower  will  declare  or pay any
 dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests.

 Section 8.5 Loans and Investments. No Borrower will make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person.

 Section 8.6  Intentionally Deleted.

 Section 8.7 Transactions With Affiliates. No Borrower will enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrowers except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers' business and upon fair and reasonable terms no less favorable to the Borrowers than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrowers.

 Section 8.8 Disposition of Assets. No Borrower will sell, lease, assign, transfer, or otherwise dispose of any of its assets except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business (the net proceeds of which shall be used to prepay Term Loan).

 Section 8.9 Sale and Leaseback. No Borrower will enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

 Section 8.10  Prepayment of Debt.  No Borrower will  prepay any Debt, except
 (a) the Obligations and (b) Subordinated Debt owing to Brad Jacoby to the extent permitted by the terms of Subordination Agreement executed by Borrowers, Lender, and Brad Jacoby.

 Section 8.11 Nature of Business. No Borrower will engage in any business other than the businesses in which it is engaged as of the date hereof.

 Section 8.12 Environmental Protection. No Borrower will (a) use (or permit any tenant to use) any of its properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material,
 (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which such Borrower would be responsible.

 Section 8.13 Accounting. No Borrower will change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender.

 Section 8.14 No Negative Pledge. No Borrower will enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits such Borrower from creating or incurring a Lien on any of its assets.

                                 ARTICLE IX

                             Financial Covenants

      The Borrowers covenant and agree that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrowers will, at all times, observe and perform the following financial covenants, unless the Lender shall otherwise consent in writing.

 Section 9.1 Tangible Net Worth. The Borrower will at all times maintain on a consolidated basis Tangible Net Worth plus Subordinated Debt of at least $14,250,000.00:

 Section 9.2 Fixed Charge Coverage Ratio. The Borrower will at all times maintain a Fixed Charge Coverage Ratio not less than 1.25 to 1.00.

 Section 8.3 Cash Flow Coverage Ratio. The Borrower will at all times maintain a Cash Flow Coverage Ratio not greater than 3.00 to 1.00.

                                  ARTICLE X

                                   Default

 Section 10.1 Events of Default. Each of the following shall be deemed an "Event of Default":

           (a) Any Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due.

           (b) Any Borrower shall fail to provide to the Lender timely any notice of Default as required by Section 7.1(g) of this Agreement or any Borrower shall breach any provision of Article VIII or
           Article IX of this Agreement.

           (c) Any representation or warranty made or deemed made by the Borrowers (or any of their respective officers) in any Loan
           Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

           (d) Any Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Section 10.1(a) and (b) above), and such failure continues for more than thirty
           (30) days following the date such failure first began.

           (e) Any Borrower shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

           (f) Any Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

           (g) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Borrower or any of its shareholders, or any Borrower shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

           (h) Any of the following events shall occur or exist with respect to any Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under
           Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject either Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof).

           (i) Intentionally Deleted.

           (j) Brad Jacoby or Brent Nolan shall cease to be active in the management of the Borrowers.

           (k) Any Borrower or any of its properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

           (l) More than twenty-five percent (25%) of the record or beneficial ownership of any Borrower shall have been transferred, assigned or hypothecated to any Person, when compared to such ownership as of the date of this Agreement.

           (m) An involuntary proceeding shall be commenced against any Borrower seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

           (n) Any Borrower shall fail to discharge within a period of thirty
           (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of One Hundred Thousand Dollars ($100,000.00) against any of its assets or properties.

           (o) A final judgment or judgments for the payment of money in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate shall be rendered by a court or courts against any Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Borrower shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

           (p) Borrowers default in the payment of any of the Subordinated Debt or any installment thereof, when due.

 Section 10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Commitments and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or Section 10.1(m), the Commitments shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

 Section 10.3 Performance by the Lender. If the Borrowers shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrowers. In such event, the Borrowers shall, at the request of the Lender, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrowers under this Agreement or any other Loan Document.

 Section 10.4 Cash Collateral. If any Event of Default shall occur and be continuing or the Termination Date shall have occurred, the Borrowers shall, if requested by the Lender, immediately deposit with and pledge to the Lender cash or cash equivalent investments in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations.

                                 ARTICLE XI

                                Miscellaneous

 Section 11.1 Expenses. The Borrowers hereby agree to pay on demand: (a) all costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (b) all costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including the Lender's internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrowers.

 Section 11.2 INDEMNIFICATION. THE BORROWERS SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWERS OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWERS, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON THE LENDER OR ANY OF THE LENDER'S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

 Section 11.3 Limitation of Liability. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrowers hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrowers in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrowers hereby waive, release, and agree not to sue the Lender or any of the Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

 Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers or any of the Borrowers' shareholders or any other Person.

 Section 11.5 Lender Not Fiduciary. The relationship between the Borrowers and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrowers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrowers and the Lender to be other than that of debtor and creditor.

 Section 11.6 Equitable Relief. The Borrowers recognize that in the event the Borrowers fail to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender. The Borrowers therefore agree that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

 Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

 Section 11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrowers and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lender.

 Section 11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrowers hereunder, the obligations of the Borrowers under Sections 11.1, and 11.2 shall survive repayment of the Note and termination of the Commitment and the Letters of Credit.

 Section 11.10 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrowers are a party may be amended or waived only by an instrument in writing signed by the parties hereto.

 Section 11.11 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or courier, when signed for by the designated recipient; (B) if delivered by mail, four business days after deposit in the mail, postage prepaid; (C) if delivered by facsimile when sent and receipt has been confirmed by telephone; and
 (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below) when delivered; provided, however, that notices and other communications pursuant to Article II shall not be effective until actually received by the Lender. Electronic mail and intranet websites may be used only to distribute only routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

 Section 11.12 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against the Borrowers under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas. The Borrowers hereby irrevocably (a) submit to the nonexclusive jurisdiction of such courts, and (b) waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. The Borrowers agree that service of process upon them may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 11.12. Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Lender to bring any action or proceeding against the Borrowers or with respect to any of their property in courts in other jurisdictions. Any action or proceeding by the Borrowers against the Lender shall be brought only in a court located in Dallas County, Texas.

 Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 Section 11.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

 Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

 Section 11.16 Participations; Etc. The Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by the Lender regarding the Borrowers, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

 Section 11.17 Construction. The Borrowers and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrowers and the Lender.

 Section 11.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

 Section 11.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

 Section 11.20 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of the Borrowers and the Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between the Borrowers and the Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of the Lender's exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by the Borrowers to the Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the "Related Indebtedness"), or (iii) the Borrowers will have paid or the Lender will have received by reason of any voluntary prepayment by the Borrowers of any Note and/or the Related Indebtedness, then it is the Borrowers' and the Lender's express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to the Borrowers), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then the Borrowers and the Lender agree that the Lender shall, with reasonable promptness after the Lender discovers or is advised by the Borrowers that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Borrowers and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by the Borrowers to the Lender. The Borrowers hereby agrees that as a condition precedent to any claim seeking usury penalties against the Lender, the Borrowers will provide written notice to the Lender, advising the Lender in reasonable detail of the nature and amount of the violation, and the Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Borrowers or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by the Borrowers to the Lender. All sums contracted for, charged, taken, reserved or received by the Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

 Section 11.21 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on any such Note and/or any other portion of the Indebtedness, the Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits the Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, the Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to the Borrower as provided by applicable law now or hereafter in effect.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               BORROWERS:

                               BEST CIRCUIT BOARDS, INC.,
                               a Texas corporation

                               By:
                                     --------------------------------
                               Name:
                                     --------------------------------
                               Title:
                                     --------------------------------


                               Address for Notices:
                               901 Hensley Lane
                               Wylie, Texas  75206
                               Fax No.:
                               Telex No.:
                               Telephone No.:
                               Attention:
                               e-mail:

                               INTEGRATED PERFORMANCE SYSTEMS, INC.,
                               a New York corporation

                               By:
                                     --------------------------------
                               Name:
                                     --------------------------------
                               Title:
                                     --------------------------------


                               Address for Notices:
                               901 Hensley Lane
                               Wylie, Texas  75206
                               Fax No.:
                               Telephone No.:
                               Attention:
                               e-mail:

                               GLOBAL INNOVATION CORP.,
                               a Delaware corporation

                               By:
                                     --------------------------------
                               Name:
                                     --------------------------------
                               Title:
                                     --------------------------------


                               Address for Notices:
                               901 Hensley Lane
                               Wylie, Texas  75206
                               Fax No.:
                               Telephone No.:
                               Attention:
                               e-mail:

                               LENDER:

                               AMEGY BANK N.A.

                               By:
                                     --------------------------------
                                     Lisa Armstrong
                                     Vice President - Commercial Lending

                               Address for Notices:
                               1807 Ross Avenue
                               Suite 400
                               Dallas, Texas  75201
                               Fax No.(214) 754-6613
                               Telephone No.(214) 754-9434
                               e-mail:  lisa.Armstrong@amegybank.com

                              INDEX TO EXHIBITS
                              -----------------

 Exhibit                    Description of Exhibit
 -------                    ----------------------
    A                       Borrowing Base Report
    B                       Compliance Certificate
    C                       Real Estate




                              INDEX TO SCHEDULES

                        Description of Schedules        Article/Section

                        ___________________
                        ___________________

                               Schedule 5.1(m)

      1. The Title Policy.

      2. A Survey of the Real Estate acceptable to Lender bearing a date not earlier than 180 days prior to the Closing Date.

      3. An appraisal of the Real Estate by a qualified MAI appraiser approved by Lender, if form, scope and substance satisfactory to Lender, showing a value of not less than $_____________.

      4. Satisfactory evidence that all zoning ordinances or restrictive covenants affecting the Real Estate permit the present and intended uses of the Real Estate and have been and will be complied with.

      5. Satisfactory evidence of the Real Estate's compliance with the requirements of all applicable environmental protection laws, rules and regulations, whether federal, state or municipal.

      6. Subordination  Agreement  executed  by  Brad  Jacoby  and   Borrowers
 subordinating the payment of the Subordinated Debt and the liens securing the Subordinated Debt to the prior payment of the Obligations and the liens securing the Obligation, in form, scope, and content acceptable to the Lender.

      7. Subordination Agreement from Wylie Economic Development Corporation.

                                Schedule 6.21
                                -------------

                            Intellectual Property
                            ---------------------

                                  Exhibit A
                                  ---------

                          Borrowing Base Certificate
                          --------------------------


                                  Exhibit B
                                  ---------

                            Compliance Certificate
                            ----------------------


                                  Exhibit C
                                  ---------

                                 Real Estate
                                 -----------